Exhibit 23.2
                                                Consent of Harry Winderman, Esq.

August 2, 1999
Board of Directors
Atlantic International Entertainment, Ltd.

Gentlemen:

            I have acted as counsel for Atlantic International Entertainment, Ltd. (the "Corporation") in connection with the registration on Form S-8 (the "registration statement") of 1,250,000 shares of the Corporation's common stock, $.0001 par value per share registering the shares of common stock.

            On the basis of investigation as I deemed necessary, I am of the opinion that:

           (1) the Corporation has been duly incorporated and is validly existing under the laws of the State of Delaware; and

           (2) the common shares have been duly authorized and are validly issued, fully paid and nonassessable.

                  I consent to the use of my name under the heading "Validity of shares of common stock" in the prospectus included in the registration statement and to the filing of this opinion as an Exhibit to the registration statement.


Very truly yours,

/s/ HARRY WINDERMAN, ESQ.
HARRY WINDERMAN, ESQ.